Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2015 Equity Incentive Plan and the 2015 Employee Stock Purchase Plan of Square, Inc. of our reports dated February 23, 2021, with respect to the consolidated financial statements of Square, Inc. and the effectiveness of internal control over financial reporting of Square, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

San Francisco, CA

February 23, 2021